EXHIBIT 3.1

CERTIFICATE OF DESIGNATION

of

10% CONVERTIBLE PREFERRED STOCK

of

AXION INTERNATIONAL HOLDINGS, INC.

AXION INTERNATIONAL HOLDINGS, INC., a corporation organized and existing under the laws of the State of Colorado (the “Corporation”), in accordance with the applicable provisions thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Articles of Incorporation of the Corporation, the Board of Directors on the 21st of March, 2011, adopted the following resolution, among other things, creating a series of shares of Preferred Stock designated as “10% Convertible Preferred Stock”:

TERMS OF PREFERRED STOCK

Section 1.           Definitions.  For the purpose hereof, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s Common Stock, no par value per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Equity Conditions” means, during the period in question, (a) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (b) the Corporation shall have paid all amounts owing to the applicable Holder in respect of the Preferred Stock, (c)(i) there is an effective registration statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable upon conversion of or as dividends on the Preferred Stock or (ii) all of the Conversion Shares issuable pursuant to this Certificate of Designation may be resold pursuant to Rule 144 without restrictions as determined by the counsel to the Corporation, (d) the Common Stock is trading on a Trading Market, all of the outstanding shares of Common Stock are listed or quoted for trading on such Trading Market and all of the Conversion Shares are so listed or quoted subject to notice of issuance, and (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable upon the conversion of the Preferred Stock.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Forced Conversion Date” shall have the meaning set forth in Section 8(a).

“Forced Conversion Notice” shall have the meaning set forth in Section 8(a).

“Forced Conversion Notice Date” shall have the meaning set forth in Section 8(a).

“Holder” means a registered holder of Preferred Stock.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

“Liquidation” shall have the meaning set forth in Section 5.

“Make Good Adjustment” shall have the meaning set forth in Section 7(b).

“New York Courts” shall have the meaning set forth in Section 9(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Optional Redemption” shall have the meaning set forth in Section 8(b).

“Optional Redemption Amount” means the sum of (a) the Stated Value and (b) accrued but unpaid dividends.

“Optional Redemption Date” shall have the meaning set forth in Section 8(b).

“Optional Redemption Notice” shall have the meaning set forth in Section 8(b).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 8(b).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PIK Dividends” shall have the meaning set forth in Section 3(a).

“Preferred Stock” shall have the meaning set forth in Section 2.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Preferred Stock and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2.

“Subscription” means the Subscription Agreement executed by each initial Holder and the Corporation.

“Subsidiary” means any direct or indirect subsidiary of the Corporation.

“Threshold Period” shall have the meaning set forth in Section 8(a).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the OTC Bulletin Board, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE AMEX or the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means Computershare Trust Company, N.A., the current transfer agent of the Company, and any successor transfer agent of the Company.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion or redemption of the Preferred Stock, and issued and issuable in lieu of the cash payment of dividends on the Preferred Stock in accordance with the terms of this Certificate of Designation.

“VWAP” means, for any date, the price determined by the first of the following clauses applies:  (a) if the Common Stock is then listed or quoted on a Trading Market the daily volume weighted average of the Common Stock for such date on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Blumberg LP (based on a trading day) from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time); (b) if the Common Stock is not then quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” (or a similar organization or agency succeeding in its functions or reporting prices) the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the applicable Holder and reasonably acceptable to the Company.

Section 2.          Designation, Amount and Par Value. The series of preferred stock shall be designated as 10% Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be Eight Hundred Eighty Thousand (880,000). Each share of Preferred Stock shall have no par value per share and a stated value equal to $10, subject to adjustment as set forth below (the “Stated Value”).

Section 3.            Dividends.

a.           Dividends. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 10% per annum.  Dividends on the Preferred Stock shall be paid in cash, or at the option of the Corporation, in substitute in whole or in part for such cash, in fully paid and nonassessable shares of Common Stock legally available for such purpose (such dividends paid in shares being herein called “PIK Dividends”).  Dividends of shares of Common Stock shall be paid by delivering to each record holder of Preferred Stock a number of shares of Common Stock determined by dividing the total amount of the cash dividend which otherwise would be payable on the Dividend Payment Date to such Holder (rounded to the nearest whole cent) by the Stated Value, rounded up to the nearest whole share.  The issuance of any such PIK Dividend in such amount shall constitute full payment of such dividend.  In no event shall the election by the Corporation to pay dividends, in whole or in part, in cash or in shares of Common Stock preclude the Corporation from making a different election with respect to all or a portion of the dividends to be paid on the Preferred Stock on any subsequent Dividend Payment Date.  All dividends (whether payable in cash or in whole or in part in shares of Common Stock) paid pursuant to this paragraph shall be paid in equal pro rata proportions of such cash and/or shares of Common Stock to the Holders entitled thereto.  Dividends on shares of Preferred Stock shall accrue and be cumulative from the date of issuance of such shares.  Dividends shall be payable quarterly when and as declared by the Board of Directors of the Corporation on March 31, June 30, September 30 and December 31 of each year (a “Dividend Payment Date”), commencing on June 30, 2011.  If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.  Such dividends shall begin to accrue with respect to any shares of Preferred Stock on the date of issuance of such shares. Dividends shall be payable to holders of record, as they appear on the stock books of the Corporation.

b.           Dividend Calculations. Dividends on the Preferred Stock shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall cease to accrue with respect to any Preferred Stock converted.

c.           Other Securities. So long as any Preferred Stock shall remain outstanding, the Corporation shall not pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 6 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Section 4.           Voting Rights.  All of the outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such Holder are convertible (as suggested from time-to-time hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their actions or consideration.  Except as provided by law, holders of Preferred Stock shall vote together with the holders of the Common Stock as a single class.

Section 5.           Liquidation. Upon any liquidation, dissolution, winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive before any payment shall be made to holders of any Junior Securities out of the assets, whether capital or surplus, of the Corporation an amount per share of Preferred Stock equal to the Stated Value, plus any accrued and unpaid dividends thereon.  If the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on the shares of Preferred Stock held by such Holders if all amounts payable thereon were paid in full. The merger or consolidation of the Corporation into or with any other corporation in which the Corporation is not the surviving corporation or any other transaction which results in the Corporation’s stockholders immediately prior to such transaction earning less than 50% of the Corporation’s voting power immediately after such transaction, or the sale of all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for purposes of this Section 5.

Section 6.            Conversion.

a.           Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time, at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. [In addition to the foregoing, simultaneously with the conversion of any shares of Preferred Stock, all accrued but unpaid dividends through the conversion date on such shares shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the aggregate amount of accrued but unpaid dividends through the conversion date by the Conversion Price for such shares, in effect at the time of conversion.] Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue.

b.           Conversion Price. The conversion price for the Preferred Stock shall equal $1.25, subject to adjustment herein (the “Conversion Price”).

c.           Mechanics of Conversion.

i.           Delivery of Certificate Upon Conversion.  After each Conversion Date (the “Share Delivery Date”), the Corporation shall promptly deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the Conversion Shares.

ii.          Reservation of Shares Issuable Upon Conversion. The Corporation shall use its best efforts to reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments) upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iii.         Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

iv.         Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7.           Certain Adjustments.

a.           Stock Dividends and Stock Splits. If the Corporation, at any time while the Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b.           Make Good Adjustment. If the Corporation’s net revenues for the twelve (12) months ending December 31, 2011 are less than $10,000,000, as reported in the Corporation’s audited financial statements, the Conversion Ratio shall be adjusted to $1.00, subject to adjustment for stock splits and stock dividends, and each Holder shall be entitled to receive, and the Corporation shall promptly issue, one (1) Warrant, substantially in the form and on the terms set forth on the Term Sheet of the Corporation dated January 18, 2011, to purchase a number of shares of Common Stock of the Corporation equal to fifty percent (50%) of the number of shares of Common Stock issuable upon conversion of the Preferred Stock then owned of record by such Holder at the then Conversion Ratio.

c.           Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

d.           Notice to the Holders.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 8.            Forced Conversion and Optional Redemption.

a.           Forced Conversion. Notwithstanding anything herein to the contrary, if the VWAP for any sixty (60) consecutive Trading Day period (“Threshold Period”), equal to or greater than $4.00 per share, the Corporation may, within ten (10) Trading Days after the end of any such Threshold Period, deliver a written notice to all Holders (a “Forced Conversion Notice” and the date such notice is delivered to all Holders, the “Forced Conversion Notice Date”) to cause each Holder to convert all or part of such Holder’s Preferred Stock (as specified in such Forced Conversion Notice) plus all accrued but unpaid dividends thereon, it being agreed that the “Conversion Date” for purposes of Section 6 shall be deemed to occur on the third Trading Day following the Forced Conversion Notice Date (such third Trading Day, the “Forced Conversion Date”). The Corporation may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Corporation shall not be effective, unless all of the Equity Conditions have been met on each Trading Day during the applicable Threshold Period. Any Forced Conversion Notices shall be applied ratably to all of the Holders based on each Holder’s initial purchases of Preferred Stock hereunder, provided that any voluntary conversions by a Holder shall be applied against such Holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if less than all shares of the Preferred Stock are forcibly converted.

b.           Optional Redemption at Election of Holder. Subject to the provisions of this Section 8, at any time after the third anniversary of the Original Issue Date of the Preferred Stock, the Holder may deliver a notice to the Corporation (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem some or all of its then owned Preferred Stock, for cash in an amount equal to the Optional Redemption Amount, on the 20th Trading Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date” and such redemption, the “Optional Redemption”). The Optional Redemption Amount is payable in full on the Optional Redemption Date.

Section 9.            Miscellaneous.

a.           Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address of the principal executive offices of the Corporation, Attention: Chief Financial Officer, facsimile number (908) 542-0999, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Subscription of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b.           Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

c.           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the provisions of this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

d.           Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

e.           Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f.           Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g.           Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h.           Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Preferred Stock.

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences in accordance with the foregoing resolution and the provisions of Colorado law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this ____ day of _________________ 2011.

AXION INTERNATIONAL HOLDINGS, INC.

By:
Name:
Title:

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of 10% Convertible Preferred Stock indicated below into shares of Common Stock, no par value per share (the “Common Stock”), of Axion International, Inc., a Colorado corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

State Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

Address of Delivery:

or

DWAC Instructions:

Broker No.:

Account No.:

[HOLDER]

By:
Name:
Title: